Mail Stop 4720

                                                          October 1, 2018


Brian W. Maass
Executive Vice President and Chief Financial Officer
TCF Financial Corporation
200 Lake Street East
Wayzata, Minnesota 55391-1693

       Re:    TCF Financial Corporation
              Form 10-K for the Fiscal Year Ended December 31, 2017 Filed February 23, 2018
              File No. 001-10253

Dear Mr. Maass:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Gus Rodriguez

                                                          Gus Rodriguez
                                                          Accounting Branch
Chief
                                                          Office of Financial
Services